Exhibit 99.2

Graham Holdings Completes Spin-off of Cable ONE

ARLINGTON, VA—July 1, 2015—Graham Holdings Company (NYSE:GHC) today announced that it has completed the previously announced spin-off of Cable ONE. Effective at 12:01 a.m. on July 1, 2015, one share of Cable ONE common stock was distributed for every share of Class A and Class B common stock of Graham Holdings outstanding on the June 15, 2015, record date. Beginning today, Cable ONE will trade on the New York Stock Exchange under the ticker symbol “CABO.”

No action is required by Graham Holdings stockholders to receive the shares of Cable ONE stock. Stockholders who held GHC common stock on June 15, 2015, will receive a book entry account statement reflecting their ownership of CABO common stock or their brokerage account will be credited with the CABO shares.

Thomas O. Might, president and chief executive officer of Cable ONE, said: “Cable ONE is extremely well positioned as an independent company to continue its tradition of excellent returns for its shareholders, rewarding careers for its associates and unusually high satisfaction for its customers.”

Donald E. Graham, chairman and chief executive officer of Graham Holdings, said: “Cable One, which Katharine Graham called her best acquisition ever, has been centrally important to Graham Holdings for 30 years. And, Tom Might and much of his able management team have been part of the place even longer. We all believe Cable ONE will have an impressive future.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this press release due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Graham Holdings Company’s businesses. More detailed information about these factors may be found in filings by Graham Holdings Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Graham Holdings Company is under no obligation, and expressly disclaims any such obligation, to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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About Graham Holdings Company
Graham Holdings Company (NYSE:GHC) is a diversified education and media company whose operations include educational services; television broadcasting; online, print and local TV news; home health and hospice care; and manufacturing. The Company owns Kaplan, a leading global provider of educational services; Graham Media Group (WDIV–Detroit, KPRC–Houston, WKMG–Orlando, KSAT–San Antonio, WJXT–Jacksonville); The Slate Group (Slate and Panoply); and Foreign Policy. The Company also owns Trove, a social news aggregator; SocialCode, a leading social marketing solutions company; Celtic Healthcare and Residential Healthcare Group, home health and hospice providers; Joyce/Dayton Corp., a manufacturer of screw jacks, linear actuators and lifting systems; and Forney Corporation, a manufacturer of burners, igniters, dampers and controls for combustion processes in electric utility and industrial applications.

About Cable ONE
Serving nearly 700,000 customers in 19 states with high speed Internet, cable television and telephone service, Cable ONE (NYSE:CABO) provides consumers with a wide range of the latest products and services, including wireless Internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

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Contact for Cable ONE:
Trish Niemann
(602) 364-6372
Patricia.Niemann@cableone.biz

Contact for Graham Holdings:
Pinkie Mayfield
(703) 345-6450
Pinkie.Mayfield@ghco.com